Exhibit (a)(1)

17300 DALLAS PARKWAY, SUITE 1010

DALLAS, TEXAS 75248

Date Published 11/14 • INV

© 2014 TIER REIT, Inc.

TIER REIT, Inc. Recommends

Rejection of MacKenzie Realty

Capital, Inc. Tender Offer

If you are considering selling your shares of TIER REIT, Inc. to MacKenzie Realty Capital, Inc., please read all of the information below.

Recently you may have received an unsolicited tender offer from MacKenzie Realty Capital, Inc. and its affiliates (“MRC”) to purchase up to 1,000,000 shares, or 0.33%, of the common stock of TIER REIT, Inc. for a price of $2.10 per share.

TIER REIT, Inc. does not recommend or endorse MRC’s offer and is not affiliated with MRC. While stockholders have their individual liquidity needs and must evaluate this offer accordingly, we recommend that stockholders not tender their shares to MRC.

WE BELIEVE MRC’S OFFER IS MEANT TO TAKE ADVANTAGE OF YOU BY BUYING YOUR SHARES AT A PRICE BELOW OUR MOST RECENT ESTIMATED VALUE IN ORDER TO MAKE A SIGNIFICANT PROFIT.

The offer price is substantially below our October 2014 estimated valuation of $4.48 per share* as most recently set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission on November 3, 2014.

MRC states that secondary market trades have been reported at prices as high as $3.00 per share, in excess of the MRC offer price.

No action regarding the MRC offer is necessary if you wish to reject the offer and retain your shares. If you have agreed to tender your shares, we recommend that you immediately withdraw and rescind your tender in accordance with the procedures set forth in MRC’s offer.

We have filed a Schedule 14D-9 with the Securities and Exchange Commission in response to MRC’s offer, which is available for free on our website at TIERREIT.com. The Schedule 14D-9 provides a more detailed description of our reasons for recommending against selling your shares to MRC.

If you have any questions or would like a copy of the Schedule 14D-9, please contact your financial advisor or shareholder services at 866.655.3650 or ir@TIERREIT.com.

17300 Dallas Parkway, Suite 1010 • Dallas, TX 75248 • TIERREIT.com

*For further information regarding the October 2014 per share estimated valuation, please read the Form 10-Q filed on November 3 2014, at TIERREIT.com.